LEGAL_US_W # 182040806.4

Exhibit 10.12

Viking Therapeutics, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each non-employee member of the board of directors (the “Board”) of Viking Therapeutics, Inc. (the “Company”) shall be eligible to receive cash and equity compensation for his or her service on the Board as set forth in this Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board (or any committee thereof), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by advance written notice to the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board (the “Compensation Committee”). This Policy and the compensation to be provided hereunder may be amended, modified or terminated by the Board or the Compensation Committee at any time in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements between the Company and any of its Non-Employee Directors with respect to such Non-Employee Director’s service on (or on behalf of) the Board or any committee thereof. No Non-Employee Director shall have any rights hereunder, except with respect to the cash compensation and stock options granted pursuant to this Policy. Non-Employee Directors may be eligible to receive discretionary awards granted outside this Policy.

1.
Cash Compensation.
(a)
Annual Cash Retainers. Each Non-Employee Director shall be eligible to receive an annual cash retainer of $50,000 for service on the Board.
(b)
Additional Annual Cash Retainers. In addition, a Non-Employee Director shall receive the following annual cash retainers, if applicable:
(i)
Chairperson of the Board. A Non-Employee Director serving as Chairperson of the Board shall receive an additional annual cash retainer of $35,000 for such service.
(ii)
Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee of the Board (the “Audit Committee”) shall receive an additional annual cash retainer of $20,000 for such service. A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual cash retainer of $10,000 for such service.
(iii)
Compensation Committee. A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual cash retainer of $15,000 for such service. A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual cash retainer of $7,500 for such service.

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(iv)
Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) shall receive an additional annual cash retainer of $10,000 for such service. A Non-Employee Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall receive an additional annual cash retainer of $5,000 for such service.
(c)
Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the 30th day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. For avoidance of doubt, if a Non-Employee Director serves on the Board or a committee thereof for less than a full calendar quarter, the annual cash retainers described in Sections 1(a) and 1(b) shall be prorated for the portion of the calendar quarter in which the Non-Employee Director began serving on the Board or a committee thereof, as applicable, such that each Non-Employee Director shall receive annual cash retainers under this Policy only for the periods during which such Non-Employee Director actually serves on the Board or a committee thereof, as applicable. There are no per meeting attendance fees for attending meetings of the Board or any committee thereof.
(d)
Revisions. Each of the Board and the Compensation Committee, in its discretion, may change and otherwise revise the terms of the cash compensation granted under this Policy, including, without limitation, the amount of cash compensation to be paid, on or after the date the Board or the Compensation Committee determines to make any such change or revision.
2.
Equity Compensation. Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2014 Equity Incentive Plan, as may be amended or restated from time to time, or any other applicable Company equity incentive plan then-maintained by the Company (as applicable, the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board or the Compensation Committee, setting forth the vesting schedule applicable to such awards and such other terms as may be required by the Equity Plan (as may be amended or restated from time to time, collectively, the “Additional Terms”). All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all stock options granted pursuant to this Policy are subject in all respects to the terms of the Equity Plan and the Additional Terms.
(a)
Annual Awards. On the first business day of each calendar year, each Non-Employee Director shall be automatically, and without further action of the Board or the Compensation Committee, granted: (i) a non-statutory stock option (the “Annual Option”) to purchase 20,400 shares of common stock of the Company (the “Common Stock”) and (ii) a restricted stock unit award (the “Annual RSU Award”) with respect to 3,150 shares of Common Stock (each of (i) and (ii), as adjusted for any stock dividends, combinations, splits, recapitalizations and the like); provided that, the number of shares of Common Stock subject to

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the Annual Option and the Annual RSU Award granted to any Non-Employee Director that had served for less than a full calendar year prior to the grant date shall be reduced pro rata for each day prior to the date of grant (out of 365 days) that has elapsed since January 1st of the year in which the individual first became a Non-Employee Director, rounded down to the nearest whole share. The Annual Option and the Annual RSU Award shall be referred to as “Annual Awards.”
(b)
Equity Awards for New Non-Employee Directors. Upon the date an individual first becomes appointed or elected as a Non-Employee Director, such individual shall be automatically, and without further action of the Board or the Compensation Committee, be granted: (i) a non-statutory stock option to purchase 40,800 shares of Common Stock; and (ii) a restricted stock unit award with respect to 6,333 shares of Common Stock (each of (i) and (ii), as adjusted for any stock splits, stock dividends and the like). The awards described in this Section 2(b) shall be referred to as “Initial Awards”).
(c)
Terms of Awards Granted to Non-Employee Directors.
(i)
Purchase Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a share of Common Stock on the date the option is granted.
(ii)
Vesting. Each Annual Award shall vest and, in the case of stock options, become exercisable, on the one-year anniversary of the date of grant, in each case subject to the Non-Employee Director continuing in service on the Board through and including such vesting date. One-third of the shares subject to each Initial Award shall vest and, in the case of stock options, become exercisable on each one-year anniversary of the date of grant, in each case subject to the Non-Employee Director continuing in service on the Board through and including such vesting date. No portion of an Annual Award or Initial Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested or exercisable thereafter. All of a Non-Employee Director’s outstanding option grants made on April 28, 2014, if any, and all Annual Awards and Initial Awards shall vest in full as of immediately prior to, and contingent upon, the occurrence of a Change in Control (as defined in the Equity Plan).
(iii)
Term. The term of each stock option granted to a Non-Employee Director shall be ten years from the date the option is granted. Upon a Non-Employee Director’s termination of service on the Board for any reason, his or her then-vested stock options to purchase shares of Common Stock granted pursuant to this Policy shall remain exercisable for 30 days following the termination of his or her service on the Board (or such longer period as the Board may determine in its discretion on or after the date of grant of such stock options).
(iv)
Award Agreements. Notwithstanding anything to the contrary in this Policy, each Annual Award and Initial Award shall be subject to the terms and conditions of the Equity Plan and the Additional Terms.
(d)
Revisions. Each of the Board and the Compensation Committee, in its discretion, may change and otherwise revise the terms of awards granted under this Policy, including, without limitation, the types of awards, the number of shares, the exercise prices, and vesting schedules,

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for awards granted on or after the date the Board or the Compensation Committee determines to make any such change or revision.
3.
Expense Reimbursement. Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Non-Employee Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and its committees or in connection with other business related to service on the Board or its committees. Each Non-Employee Director also shall be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or one of its committees that are incurred in connection with attendance at meetings with the Company’s management. All reimbursements under this Section 3 shall be made in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.
4.
Section 409A. In no event shall cash compensation payable pursuant to this Policy be paid later than March 15th of the calendar year following the calendar year in which the applicable quarter ends (or if the individual did not serve as a Non-Employee Director for the full quarter as a result of termination of service, then the March 15th of the calendar year following the calendar year in which the Non-Employee Director’s service terminated with the Company), in compliance with the “short-term deferral” exception to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). In no event shall an expense reimbursement be made later than the end of the taxable year of the Non-Employee Director immediately following the taxable year in which the expense was incurred. The amount of expenses eligible for reimbursement during a Non-Employee Director’s taxable year will not affect the expenses eligible for reimbursement in any other taxable year. Reimbursement rights are not subject to liquidation or exchange for any other benefit. This Policy is intended to comply with the requirements of Section 409A so that none of the compensation to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so exempt or comply. No Non-Employee Director shall have any legal right to receive payment of any amount or benefit that otherwise would fail to comply with the requirements of Section 409A. Notwithstanding the foregoing, all Non-Employee Directors shall be solely responsible for any tax or other obligations they incur as a result of the cash payments and equity awards received pursuant to this Policy.

Last amended effective January 1, 2026.